Exhibit 99.1

CPSI Announces Third Quarter 2014 Results

Company Announces Regular Quarterly Cash Dividend of $0.57 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--October 30, 2014--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $53.3 million;
  12-month backlog of $165.8 million;
  Earnings per diluted share of $0.83;
  Cash provided by operations of $11.6 million; and
  Quarterly dividend of $0.57 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2014.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.57 (fifty-seven cents) per share, payable on November 28, 2014, to stockholders of record as of the close of business on November 13, 2014.

Total revenues for the third quarter ended September 30, 2014, were $53.3 million, compared with total revenues of $46.8 million for the prior-year third quarter. Net income for the quarter ended September 30, 2014, increased 29% to $9.4 million, or $0.83 per diluted share, compared with $7.3 million, or $0.66 per diluted share, for the quarter ended September 30, 2013. Cash provided by operations for the third quarter of 2014 was $11.6 million, compared with $7.5 million for the prior-year third quarter. Cash collections for the third quarter ended September 30, 2014, were $52.4 million, compared with cash collections of $44.2 million for the prior-year third quarter.

Total revenues for the nine months ended September 30, 2014, were $158.5 million, compared with total revenues of $149.6 million for the prior-year period. Net income for the nine months ended September 30, 2014, increased 15% to $26.2 million, or $2.34 per diluted share, compared with $22.7 million, or $2.05 per diluted share, for the nine months ended September 30, 2013. Cash provided by operations for the first nine months of 2014 was $26.1 million, compared with $14.3 million for the prior-year period. Cash collections for the first nine months of 2014 were $153.9 million, compared with cash collections of $133.3 million for the prior-year period.

CPSI’s 12-month backlog as of September 30, 2014, was $165.8 million, consisting of $44.2 million in non-recurring system purchases and $121.6 million in recurring payments for support, Business Management Services and SAAS contracts. The backlog total excludes amounts related to systems installed during 2012 under contracts for which a portion of the consideration was to be received and revenue recognized in subsequent periods upon hospitals successfully achieving meaningful use designation. Although the related system installations were substantially completed during 2012, and no additional such contracts have been offered since 2012, the total remaining accumulated unrecognized revenue related to such contracts as of September 30, 2014, was approximately $1.4 million.

CPSI will hold a live webcast to discuss third quarter 2014 results on October 31, 2014, at 9:00 a.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of electronic health records systems for more than 650 community, rural and critical access hospitals and their 12,000 providers. Founded in 1979, the Company is dedicated to meeting the ever-changing needs of health IT, while optimizing the quality of care for communities in 46 states and the District of Columbia. CPSI provides a complete information and patient care system from business office to bedside combined with comprehensive implementation, training and ongoing support from our staff of approximately 1,400 healthcare and business professionals. CPSI’s wholly owned subsidiary, TruBridge, LLC, focuses exclusively on providing business office, consulting and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. To join the conversation with CPSI, connect with us on Facebook, Twitter (@cpsiehr) and on the CPSI blog. For more information, visit www.cpsi.com or www.trubridge.net.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales revenues:
System sales	$20,756	$16,185	$61,873	$59,284
Support and maintenance	18,244	17,997	54,943	53,412
Business management, consulting and managed IT services	14,327	12,598	41,659	36,894
Total sales revenues	53,327	46,780	158,475	149,590

Cost of sales:
System sales	11,087	11,242	33,573	37,576
Support and maintenance	7,454	7,134	21,955	21,547
Business management, consulting and managed IT services	9,526	7,750	28,073	22,217
Total cost of sales	28,067	26,126	83,601	81,340
Gross profit	25,260	20,654	74,874	68,250

Operating expenses:
Sales and marketing	3,561	3,286	11,159	10,997
General and administrative	7,524	6,342	23,483	22,970
Total operating expenses	11,085	9,628	34,642	33,967

Operating income	14,175	11,026	40,232	34,283
Other income	69	113	94	387
Income before taxes	14,244	11,139	40,326	34,670
Provision for income taxes	4,889	3,870	14,150	11,971
Net income	9,355	7,269	26,176	22,699
Less: Net income attributable to participating securities (unvested restricted stock)	(152)	(51)	(404)	(171)
Net income attributable to common stockholders	$9,203	$7,218	$25,772	$22,528

Basic and diluted earnings per share	$0.83	$0.66	$2.34	$2.05

Weighted average shares outstanding used in basic and diluted per common share computations	11,028	11,003	11,019	10,996

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (in thousands, except per share data)

	Sept. 30, 2014	Dec. 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,008	$11,729
Investments	10,684	10,703
Accounts receivable, net of allowance for doubtful accounts of $1,412 and $1,125, respectively	24,462	20,076
Financing receivables, current portion, net	23,790	25,387
Inventories	1,877	1,589
Deferred tax assets	2,700	2,366
Prepaid income taxes	970	-
Prepaid expenses and other	1,276	901
Total current assets	83,767	72,751

Financing receivables, net of current portion	440	551
Property and equipment, net	17,257	19,232
Total assets	$101,464	$92,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,918	$3,214
Deferred revenue	7,072	9,581
Accrued vacation	4,175	3,695
Income taxes payable	-	797
Other accrued liabilities	5,980	4,164
Total current liabilities	21,145	21,451

Deferred tax liabilities	1,010	2,001

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,209 and 11,159 shares issued and outstanding	11	11
Additional paid-in capital	37,859	34,644
Accumulated other comprehensive (loss) income	(12)	11
Retained earnings	41,451	34,416
Total stockholders’ equity	79,309	69,082
Total liabilities and stockholders’ equity	$101,464	$92,534

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash Flow Information
Net cash provided by operating activities	$11,596	$7,546	$26,069	$14,322
Net cash used in investing activities	(534)	(578)	(770)	(3,360)
Net cash used in financing activities	(6,348)	(5,637)	(19,021)	(16,961)

Free Cash Flow
Net cash provided by operating activities	$11,596	$7,546	$26,069	$14,322
Less: Purchases of capital assets	(495)	(568)	(751)	(3,316)
Free cash flow	$11,101	$6,978	$25,318	$11,006

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer